Exhibit 12.1

Envestnet, Inc.

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Unaudited

(Dollars in thousands)

	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges
Earnings:
Income before income taxes	$4,152	$5,712	$3,068	$10,580	$907	$944
Add: Fixed charges	1,007	2,989	1,336	1,763	1,387	822
Income before income taxes and fixed charges	$5,159	$8,701	$4,404	$12,343	$2,294	$1,766

Fixed Charges:
Interest expensed and capitalized (1)	$412	$1,288	$—	$786	$564	$—
Amortized premiums, discounts and capitalized expenses related to indebtedness	—	—	—	—	—	—
An estimate of the interest within rental expense (2)	595	1,701	1,336	977	823	822
Total fixed charges	$1,007	$2,989	$1,336	$1,763	$1,387	$822

Ratio of earnings to fixed charges	5.12	2.91	3.30	7.00	1.65	2.15

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Earnings:
Income before income taxes	$4,152	$5,712	$3,068	$10,580	$907	$944
Add: Fixed charges	1,007	2,989	1,336	1,763	1,649	1,266
Subtract: Preferred stock dividends (3)	—	—	—	—	(262)	(444)
Income before income taxes and fixed charges	$5,159	$8,701	$4,404	$12,343	$2,294	$1,766

Fixed Charges:
Interest expensed and capitalized (1)	$412	$1,288	$—	$786	$564	$—
Amortized premiums, discounts and capitalized expenses related to indebtedness	—	—	—	—	—	—
An estimate of the interest within rental expense (2)	595	1,701	1,336	977	823	822
Preferred stock dividends (3)	—	—	—	—	262	444
Total fixed charges and preferred stock dividends	$1,007	$2,989	$1,336	$1,763	$1,649	$1,266

Ratio of earnings to combined fixed charges and preferred stock dividends	5.12	2.91	3.30	7.00	1.39	1.39

(1)  Amounts presented for three months ended March 31, 2014 and year ended December 31, 2013 represent accretion on contingent consideration.

(2)  Interest is estimated by management to equal one-third of minimum rental payments under operating leases.

(3)  Preferred stock dividends are taxed affected at a rate of 37.8% and 38.4% for 2010 and 2009, respectively.